Exhibit 10.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) dated December 15, 2025 (“Effective Date”), is entered into by and between DNA Holdings Venture, Inc., a Puerto Rico corporation (“Seller”) and Sonim Technologies, Inc. (the “Purchaser”). Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Operating Agreement of DNA X LLC, a Delaware limited liability company (the “Company”), effective as of December 9, 2025 (as the same may be amended from time to time, the “Operating Agreement”).

WHEREAS, Seller is the record owner of 100% of the Membership Interests in the Company; and

WHEREAS, on the terms and conditions set forth in this Agreement, Seller seeks to sell all of Seller’s Membership Interests in the Company (the “Purchased Interest”);

WHEREAS, on the terms and conditions set forth in this Agreement, the Purchaser seeks to purchase all of Seller’s right, title and interest in and to the Purchased Interests, in exchange for the Purchase Price described in Section 1.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:

1. Purchase. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from Seller, and Seller agrees to sell to the Purchaser, all of Seller’s right, title and interest in and to the Purchased Interests for 223,201 shares of common stock, par value $0.001 per share (the “Common Stock”) (representing 19.99% of the shares of Common Stock) of the Purchaser (such aggregate amount, the “Purchase Price”).

(a) Voting of Shares of Common Stock.

i. The Seller agrees to vote (or cause to be voted) all shares of Common Stock beneficially owned by the Seller and its affiliates (within the meaning of Rule 13d-3 under the Exchange Act), as of the applicable record date, (i) in favor of the Asset Purchase Agreement and any and all proposals or resolutions contemplated by the Asset Purchase Agreement or otherwise presented by the Purchaser to its stockholders at any meeting of stockholders (however called, and including any adjournment or postponement thereof) held on or after the date hereof relating to the approval of the Asset Purchase Agreement (as defined below), and (ii) against any action, proposal, transaction or agreement that could reasonably be expected to impede, delay or adversely affect the consummation of the transactions contemplated by the Asset Purchase Agreement.

ii. By execution of this Agreement, the Seller hereby constitutes and appoints each officer and director of the Purchaser (in such capacity), any individual who succeeds to any such office or directorship, or any of them, as proxies for the Seller, with full power of substitution and resubstitution, for the purpose of voting the Seller’s shares in favor of any and all proposals presented by the Seller to its stockholders at any meeting(s) of stockholders held on or after the date hereof relating to the approval of the transactions contemplated by the Asset Purchase Agreement, until the earlier of (i) the termination of the Asset Purchase Agreement and (ii) January 15, 2026 (the “Expiration Date”). Each such proxy is hereby authorized to cast on behalf of the Seller all votes that the Seller is entitled to cast and to otherwise represent the Purchaser at any meeting of the stockholders of the Purchaser, with all powers that the Seller would possess if personally present at such meeting, and to give written consent of the Seller with respect to such shares of Purchaser Common Stock (including, for the avoidance of doubt, any additional shares of Purchaser Common Stock that may be beneficially owned by the Seller after the date of this Agreement), in each case with respect to any of the matters set forth in subsection (a) above. This proxy is coupled with an interest and is irrevocable until the Expiration Date, at which time it shall automatically terminate, and the Seller hereby revokes any proxy previously granted by the Seller in connection with the matters described above with respect to any shares beneficially owned by the Purchaser.

iii. “Asset Purchase Agreement” means the asset purchase agreement, dated July 17, 2025, as subsequently amended and as amended from time to time, by and between the Purchaser, Pace Car Acquisition LLC, the Purchaser representative named in the asset purchase agreement, and Social Mobile Technology Holdings LLC.

2. Closing. The closing of the sale and purchase of the Purchased Interest under this Agreement (the “Closing”) shall take place on the Effective Date through the electronic exchange of documents, or at such other time or place as Seller and Purchaser may mutually agree (the “Closing Date”).

3. Deliveries.

(a) Closing Deliveries of Seller. At Closing, subject to the terms and conditions hereof, Seller shall:

(1) Deliver to the Purchaser an executed copy of the Assignment and Assumption of Membership Interest Agreement substantially in the form of Exhibit A (the “Assignment and Assumption Agreement”), duly executed by Seller and Purchaser.

(2) Execute and deliver to the Purchaser such other documents as are customary and reasonably necessary, as reasonably determined by the Purchaser, to consummate the transactions contemplated by this Agreement.

(b) Closing Deliveries of Purchaser. At Closing, the Purchaser shall:

(1) Deliver a certificate representing the shares of Common Stock constituting the Purchase Price to Seller.

(2) Deliver to Seller a copy of the Assignment and Assumption Agreement, duly executed by the Purchaser.

(3) Execute and deliver to Seller such other documents as are customary and reasonably necessary, as reasonably determined by Seller, to consummate the transactions contemplated by this Agreement.

(c) The Closing shall not be deemed to have occurred until each of the deliveries and actions described in this Section 3 has occurred.

4. Representations and Warranties of Seller.

Except as set forth on the applicable section or subsection in the disclosure schedule delivered by Seller to Purchaser dated as of the date of this Agreement (the “Seller Disclosure Schedule”), Seller represents and warrants to the Purchaser as follows:

(a) This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b) Immediately prior to giving effect to the transactions contemplated by this Agreement, Seller has good and marketable title to the Purchased Interest, free and clear of any liens, charges, encumbrances or other restrictions (whether on transfer, on voting or in any other manner affecting the Purchased Interest), other than restrictions on transfer under the Operating Agreement and applicable state and federal securities laws. The Purchased Interest is not subject to any preemptive rights, rights of first refusal, co-sale rights, or any other similar rights, except for those set forth in the Operating Agreement.

(c) Seller is not in violation or default in any material respect of any provision of any mortgage, agreement, instrument or contract to which Seller is a party or by which Seller is bound, or of any foreign or domestic, federal or state judgment, order, writ, decree, statute, rule or regulation applicable to Seller, where such default would restrict the rights of Seller to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in material conflict with or constitute, with or without the passage of time or giving of notice, either a material default under any such provision, instrument, contract, judgment, order, writ or decree or an event that results in the creation of any material lien, charge or encumbrance upon the Purchased Interest, other than the restrictions imposed by the Operating Agreement.

(d) Seller is selling the Purchased Interest for Seller’s own account only and no portion of the Purchase Price will be received directly or indirectly by the Company.

(e) The Company has good and marketable title to all of its assets, free and clear of all lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction. The assets (including Contractual rights and Intellectual Property rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the Company’s business as it is now conducted or that are used or held by the Company or any Subsidiary for use in the operation of its business, and taken together, are adequate and sufficient for the operation of the Company’s business as currently conducted. Immediately following the Closing, all of the assets of the Company will be owned, leased or available for use by the Company on terms and conditions substantially identical to those under which, immediately prior to the Closing, the Company owns, leases, uses or holds available for use such assets.

(f) Schedule 4(f) of the Seller Disclosure Schedule accurately lists each item of indebtedness, liability or obligation (“Indebtedness”) of Seller in respect of, incurred in connection with or otherwise applicable to the Business, including, if applicable, the contract governing such Indebtedness and the principal amount in respect of such Indebtedness.

(g) Seller has had an opportunity to review the tax consequences of the sale of the Purchased Interest to Purchaser and the transactions contemplated by this Agreement with Seller’s own tax advisors. Seller is relying solely on such advisors and not on any statements or representations of Purchaser, the Company or any of their respective Related Parties (as defined below). Seller understands that Seller (and not Purchaser or the Company) shall be responsible for Seller’s own tax liability that may arise as a result of the transactions contemplated by this Agreement. For purposes of this Agreement, “Related Parties” shall mean current and former members, managers, directors, officers, partners, employees, attorneys, accountants, agents, successors, assigns, current and former stockholders (including current and former limited partners, general partners and management companies), owners, trustees, representatives, predecessors, parents, affiliates, associates and subsidiaries.

(h) None of Seller or any of its Related Parties is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except as otherwise expressly set forth in this Section 4, and Seller hereby disclaims any such other representations or warranties.

5. Representations and Warranties of Purchaser. Except as set forth on the applicable section or subsection in the disclosure schedule delivered by Purchaser to Seller dated as of the date of this Agreement (the “Purchaser Disclosure Schedule”), Purchaser represents and warrants to Seller as follows:

(a) This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Purchaser’s governing instruments and organizational documents permit it to purchase, and it is duly qualified to purchase the Purchased Interest.

(b) Purchaser is not in violation or default in any material respect of any provision of any mortgage, agreement, instrument or contract to which Purchaser is a party or by which Purchaser is bound, or of any foreign or domestic, federal or state judgment, order, writ, decree, statute, rule or regulation applicable to Purchaser, where such default would restrict the rights of Purchaser to consummate the transactions contemplated hereby. The execution and delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in material conflict with or constitute, with or without the passage of time or giving of notice, either a material default under any such provision, instrument, contract, judgment, order, writ or decree.

(c) Purchaser understands that: (a) the Company is recently organized and has limited financial or operating history; (b) Purchaser’s purchase of the Purchased Interest is a speculative investment involving a high degree of risk, including, but not limited to, the risk of economic losses from the operations of the Company and the loss of Purchaser’s entire investment; (c) there is no assurance of any income from the Purchased Interest; and (d) no federal or state agency has passed upon the offering or made any finding or determination as to the fairness of the investment contemplated by this Agreement.

(d) Purchaser: (a) can, for an indefinite period of time, bear the economic risk of Purchaser’s investment in the Purchased Interest; (b) can afford to sustain a complete loss of such investment given Purchaser’s present and reasonably foreseeable future economic circumstances; (c) has adequate means of providing for Purchaser’s current financial needs and personal contingencies; and (d) has no need for liquidity of investment with respect to the Purchased Interest.

(e) Purchaser understands that the Purchased Interest will be illiquid. In particular, Purchaser recognizes that (i) Purchaser must bear the economic risk of its investment in the Company for an indefinite period of time, because (A) the Company interests have not been registered under the Act and, therefore, cannot be sold unless they are subsequently registered under the Act or an exemption from such registration is available; and (B) the Company interests cannot be sold unless they are registered under applicable state securities laws or an exemption from such registration is available; (ii) there is no established market for the Company interests and no public market for the Company interests will develop and, accordingly, it may not be possible for Purchaser to liquidate its investment in case of emergency; and (iii) its rights to assign, transfer or pledge its interests in the Company are restricted.

(f) In connection with the acquisition of the Purchased Interest, Purchaser represents that the Purchased Interest is being acquired by Purchaser solely for the Purchaser’s own account, for investment and not with a view to, or for resale in connection with, any distribution. Purchaser agrees not to take any action which will subject this sale of the Purchased Interest to the registration requirements of the Act. Purchaser understands that the Company has no obligation to file a registration statement under the Act for the Purchased Interest or to otherwise assist Purchaser in complying with any exemption from registration.

(g) Purchaser also understands that the Purchased Interest is a “restricted security” within the meaning of Rule 144 under the Act and that unregistered re-sales may only be made in conformity with that Rule or pursuant to another available exemption from registration under the Act. The availability of Rule 144 depends on the satisfaction of various conditions, one of which is the condition that there must be available adequate current public information concerning the Company, a condition which is not satisfied as of the date hereof and which the Company has no obligation, and does not intend, to satisfy. Furthermore, if available, Rule 144 may afford a basis for sale of the Purchased Interest only in limited amounts.

(h) Purchaser (i) is a sophisticated individual or entity familiar with transactions similar to those contemplated by this Agreement and is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”), (ii) has adequate information concerning the business and financial condition of Company to make an informed decision regarding the sale of the Purchased Interest, (iii) has independently and without reliance upon Seller, the Company, or any of their Related Parties gathered information about the Company and based on such information and the advice of such advisors as the Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement. Purchaser acknowledges that none of Seller, the Company or any of their Related Parties are acting as a fiduciary or financial or investment adviser to Purchaser, and that none Seller, the Company, or any of their Related Parties, have given Purchaser any investment advice, opinion or other information on whether the purchase of the Purchased Interest is prudent. Purchaser acknowledges that (A) Seller is the sole owner of the Company and currently may have, and later may come into possession of, information with respect to the Company that is not known to Purchaser and that may be material to a decision to purchase the Purchased Interest (the “Excluded Information”), (B) Purchaser has determined to purchase the Purchased Interest notwithstanding Purchaser’s lack of knowledge of the Excluded Information and (C) Seller, the Company, and their Related Parties shall have no liability to Purchaser, and Purchaser waives and releases any claims that it might have against Seller, the Company, or their Related Parties whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Excluded Information in connection with the sale of the Purchased Interest and the transactions contemplated by this Agreement. Purchaser understands that the Seller will rely on the accuracy and truth of the foregoing representations, and the Purchaser hereby consents to such reliance.

(i) Purchaser acknowledges and agrees that, except for the representations and warranties of Seller set forth in Section 4, none of Seller, the Company or any of their Related Parties, have made, or by virtue of this Agreement are any of the foregoing persons hereby making (and Purchaser here disclaims reliance upon), any representations or warranties to Purchaser of any kind or nature relating to the Company, or the Purchased Interest. Without limitation of the foregoing, Purchaser acknowledges and agrees that (i) none of Seller, Company, or any of their Related Parties, have made, or by virtue of this Agreement are any of the foregoing persons hereby making, any representations or warranties regarding future revenues, earnings or profits of the Company, the future value of the Purchased Interest, the future capitalization of the Company, the occurrence or timing of any public offering or registration statement filing by the Company, the amount of future business that may be transacted by the Company; (ii) Purchaser is not purchasing the Purchased Interest based upon representations, oral or written, by any person (including Seller, Company, or their respective Related Parties) with respect to the future value of, or income from, the Purchased Interest, or the length of time that Purchaser will be required to remain as the owner of the Purchased Interest, but is rather purchasing the Purchased Interests based upon Purchaser’s independent examination and judgment as to the prospects of the Company; (iii) none of Seller, Company, or any of their Related Parties will have or be subject to any liability or obligation to Purchaser resulting from the distribution to Purchaser of any information, or any other information, document or material made available to Purchaser in any other form in connection with the transactions contemplated hereby or otherwise. To the extent Purchaser has requested, Purchaser or Purchaser’s representatives and advisors have had access to the books and records of the Company and its business. Purchaser acknowledges that Purchaser has had the opportunity to obtain any additional information necessary to verify the information received.

(j) Purchaser acknowledges that the opportunity to purchase Seller’s right, title and interest in and to the Purchased Interest was communicated to Purchaser in such a manner that Purchaser was able to ask questions of and receive answers from Seller and the Company concerning the terms and conditions of this transaction and that at no time was the undersigned presented with or solicited by any leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement or any other form of advertising or general solicitation.

(k) Purchaser understands that any projections or predictions that may have been made available are based on estimates, assumptions and forecasts which may prove to be incorrect; and no assurance is given that actual results will correspond with the results contemplated by the various projections.

(l) Purchaser represents and acknowledges that by reason of Purchaser’s business or financial experience or the business or financial experience of Purchaser’s professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate thereof, either directly or indirectly, Purchaser has the capacity to protect Purchaser’s own interests in connection with this investment. Purchaser understands the speculative nature of the Purchased Interest and the financial risks with respect thereto.

(m) Purchaser has had an opportunity to review the tax consequences of the purchase of the Purchased Interest from Seller and the transactions contemplated by this Agreement with Purchaser’s own tax advisors. Purchaser is relying solely on such advisors and not on any statements or representations of Seller, the Company or any of their respective Related Parties. Purchaser understands that Purchaser (and not Seller or the Company) shall be responsible for Purchaser’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

(n) Schedule 5(n) of the Purchaser Disclosure Schedules sets forth the anticipated use of proceeds by the Purchaser of the purchase price received from the consummation of the transactions contemplated by that certain asset purchase agreement, dated July 17, 2025, as subsequently amended and as amended from time to time, by and between the Company, Pace Car Acquisition LLC, the seller representative named in the asset purchase agreement, and Social Mobile Technology Holdings LLC (the “Asset Purchase Agreement”). Seller acknowledges and agrees that it shall not make any Material Modification to any items identified on Schedule 5(n) without the prior written consent of the Seller. For purposes of this Section, “Material Modification” shall mean any deviation(s) from the aggregate amount set forth on Schedule 5(n) which shall be equal to or greater than $500,000 in the aggregate.

6. Officer and Director Appointment. Subject to approval by the Purchaser’s Board of Directors or appropriate committee thereunder, so long as Seller, directly or indirectly, beneficially owns at least 5% of Common Stock of the Purchaser, the Seller have the right to nominate appoint an officer and a nominee to the Purchaser’s Board of Directors. Purchaser shall promptly appoint any nominees as directed by the Seller. Any rejection of a proposed candidate by the Purchaser’s Board of Directors or committee shall be evidenced by a writing in reasonable detail signed by the chair of such Committee setting forth the basis for the rejection. Provided, however, under no circumstance shall the Purchaser’s Nominating and Governance Committee reject more than two nominees for either position proposed by Seller. To be free from doubt, the Purchaser must accept the third nominee for either position suggested by the Seller, unless the Borrower has delivered a reasoned written opinion of its then current general counsel to Seller specifying in reasonable detail what provisions of applicable law or regulation the appointment of such nominee would violate.

7. Put Option. If at any time prior to June 30, 2026 (the “Put Period”) the Company does not realize either (i) aggregate trading volume of $600,000,000, or (ii) aggregate revenues of $1,000,000 per day, the Purchaser hereby grants to Seller an option (the “Put Option”) to exchange all or any portion of the shares of Common Stock issued pursuant to this Agreement (the “Put Shares”) to the Purchaser for 100% of the equity securities of the Company held by the Purchaser (the “Put Exchange Shares”). If not exercised during the Put Period, the Put Option shall terminate and shall be of no further force or effect. The Put Option shall be exercisable by Seller’s delivery of written notice to the Purchaser (the “Put Notice”). The Put Notice shall specify the date on which the closing of the exchange of the Put Exchange Shares shall take place (the “Put Closing Date”), which such date shall be no earlier than ten (10) days but no later than thirty (30) days from the date of the Put Notice. On or before the Put Closing Date, the Seller will deliver to the Purchaser certificate(s) representing the Put Shares, if any (duly endorsed for transfer by Lender or accompanied by duly executed stock powers in blank) and the Purchaser shall cause the Company shall tender to Seller a certificate representing the Put Exchange Shares in the name as designated by Seller.

8. Company as Beneficiary. Seller and Purchaser acknowledge that the Company is a third-party beneficiary of this Agreement (including, without limitation, the representations of the parties contained herein) and may take all actions that are necessary and appropriate to enforce this Agreement.

9. Survival. The representations, warranties, and covenants of Seller and Purchaser contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of either Seller or Purchaser.

10. Non-Disparagement. Seller shall not, at any time, unless compelled by law, disparage, criticize or defame Purchaser or its Related Parties, or knowingly or willfully harm the business interests, reputation or goodwill of the Company, Purchaser or any of their Related Parties; provided, however, that the Seller shall be permitted to provide truthful testimony and participate in an investigation by a governmental authority. Purchaser shall not, at any time, unless compelled by law, disparage, criticize or defame Seller or its Related Parties, or knowingly or willfully harm the business interests, reputation or goodwill of the Seller or any of its Related Parties; provided, however, that the Purchaser shall be permitted to provide truthful testimony and participate in an investigation by a governmental authority.

11. Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, Person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein.

12. Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to its conflicts or choice of law principles.

13. Arbitration. Except for actions for injunctive or other equitable relief, any dispute whatsoever relating to the interpretation, validity or performance of this Agreement which is not resolved within the thirty (30) day period commencing upon receipt of written notice by a party from the other parties, shall be settled by binding and final arbitration before a single arbitrator. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”). Arbitration shall be by a single arbitrator experienced in the matters at issue selected in accordance with the AAA Rules. The arbitration shall be held in such place in the metropolitan area of San Diego, California as may be specified by the arbitrator (or such other place upon which the parties and the arbitrator may agree), and shall be conducted in accordance with the AAA Rules (regardless of any choice of law provision in the Agreement) to the extent not inconsistent with this Agreement. The decision of the arbitrator shall be final and binding as to any matters submitted to arbitration and shall be in lieu of any other action or proceeding of any nature whatsoever; and, if necessary, any judgment upon the arbitrator’s decision may be entered in any court of record having jurisdiction over the subject matter or over the party against whom the judgment is being enforced. The reasonable attorneys’ fees and costs of the prevailing party (as determined by the arbitrator) shall be reimbursed by the other party. Except as required by law, the parties agree to keep confidential the existence and details of any dispute subject to this provision, including the results of arbitration. The foregoing shall not be deemed to prohibit a party from disclosing relevant information to its legal, financial and other advisors in connection with any such dispute as long as such advisors agree to maintain the confidentiality thereof in accordance with this provision. Notwithstanding the foregoing, any party may seek temporary injunctive relief through any local, state, or federal court with proper jurisdiction over the dispute in the event of any breach or anticipatory or threatened breach of this Agreement.

14. Assignment; Successors and Assigns. No party hereto shall assign or delegate its rights, duties or obligations hereunder to any third party without the express prior written consent of each other party hereto, which consent may be provided or denied in each party’s sole discretion. Subject to the foregoing, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each Person who shall be a holder of the Purchased Interest from time to time.

15. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

16. Entire Agreement. This Agreement, together with the exhibits and schedules thereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Except as provided in Section 8, neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

17. Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of Seller and Purchaser.

18. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) immediately if delivered personally to, (ii) two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid to, or (iii) one day after electronic submission, read receipt requested, if sent by facsimile or e-mail to, the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Seller:	DNA Holdings Venture Inc. 151 Calle de San Francisco, Suite 200 San Juan, PR 00901-1607 Attn: Shawn Matthews, CEO Email: [*****]

If to Purchaser:	Sonim Technologies, Inc. 4445 Eastgate Mall, Suite 200 San Diego, CA 92121 Attn: Clay Crolius, CFO
Email: [*****]

19. Confidentiality. All confidential information of the Company (“Confidential Information”) to which Purchaser has had access will be kept confidential and will not be disclosed by Purchaser to any third party other than to its affiliates, partners, directors, officers, employees and advisors who shall be bound by the restrictions of this Section 19; Confidential Information will be interpreted as broadly as possible, provided that the foregoing restriction shall not apply to information which (i) is lawfully and independently obtained from a third party without restriction as to disclosure, (ii) was known prior to its disclosure by or on behalf of the Company or the Seller, (iii) is in the public domain or enters into the public domain through no fault of Purchaser, (iv) is independently developed by Purchaser without reference to information provided by the Company or Seller or (v) Purchaser is required by law or legal process to disclose.

20. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable laws, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable laws, the parties hereby waive any provision of law which renders any provisions hereof prohibited or unenforceable in any respect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Membership Interest Purchase Agreement as of the date first above written.

SELLER:

DNA Holdings Venture, Inc.

By:	/s/ Shawn Matthews
Name:	Shawn Matthews
Title:	CEO

PURCHASER:

Sonim Technologies, Inc.

By:	/s/ Clay Crolius
Name:	Clay Crolius
Title:	Chief Financial Officer

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